EXHIBIT (h)(23)
Amendment to Participation Agreement
Scudder Variable Series II (formerly Kemper Variable Series)
DWS Scudder Distributors, Inc. (formerly Kemper Distributors, Inc.)
Farmers New World Life Insurance Company
Amendment No. 2
     This Amendment No. 2 to the Participation Agreement dated March 10, 2000, as amended by Amendment No. 1 dated August 2002 and Supplement to Participation Agreement dated October 1, 2006 (collectively, the “Agreement”), by and between Scudder Variable Series II (formerly Kemper Variable Series), (the “Fund”), Deutsche Investment Management Americas, Inc. (formerly Scudder Kemper Investments, Inc.)(the “Advisor), DWS Scudder Distributors, Inc. (formerly Kemper Distributors, Inc.) (the “Underwriter”), and Farmers New World Life Insurance Company (the “Company”), is effective as of May 31, 2008.
     WHEREAS, the Company, the Fund, the Advisor and the Underwriter have entered into the Agreement whereby the Fund would serve as an investment vehicle for a certain separate accounts(s) of the Company, the Advisor and the Underwriter would sell shares of certain series and/or classes (“Portfolios”) to such separate account(s); and
     WHEREAS, the Company will issue a new variable life insurance product, Farmers EssentialLife Universal Life, effective September 1, 2008, and desires to utilize shares of one or more Portfolios as an investment vehicle for Farmers EssentialLife Universal Life insurance contracts funded by the separate account(s).
     NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the parties agree as follows:
1.	The portfolios to be made available to the Company as the sponsor of the separate accounts shall be amended as listed in Exhibit A, attached hereto and incorporated herein by reference, which identifies the separate accounts and provides the names of the Portfolios as well as the associated policy contract(s).
2.	All other provisions of the Agreement not expressly modified by this Amendment No. 2 shall remain in full force and effect. Any conflict between the terms and conditions provided in this Amendment No. 2 and the terms and conditions of the Agreement shall be controlled by the terms and conditions of this Amendment No. 2.
3.	This Amendment No. 2 may be executed simultaneously in multiple counterparts, each of which taken together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, each of the parties has caused it duly authorized officers to execute this Amendment No. 2.

The Fund	Scudder Variable Series II (formerly Kemper Variable Series)

By:
Name:
Title:

The Underwriter	DWS Scudder Distributors, Inc. (formerly Kemper Distributors, Inc.)
By:
Name:
Title:

The Advisor	Deutsche Investment Management Americas, Inc. (formerly Scudder Kemper Investments, Inc.)

By:
Name:
Title:

The Company	Farmers New World Life Insurance Company

By:
Name:
Title:

EXHIBIT A
Amendment to Schedule A of the DWS Variable Series II Participation Agreement
Name of Separate Account and Date Established by FNWL Board of Directors

Farmers Annuity Separate Account A — 4-6-99	811-09547
Farmers Variable Life Separate Account A — 4-6-99	811-09507
Portfolios to be made available to FNWL as sponsor of the Separate Accounts and the Contracts associated with the Portfolio:
     Scudder Variable Series II (formerly Kemper Variable Series)

DWS Variable Series II

DWS Dreman High Return Equity VIP	Class A

Accumulator VUL
Farmers EssentialLife Variable Universal Life
Farmers Variable Annuity
Farmers Variable Universal Life

DWS Government & Agency Securities VIP	Class A

Farmers EssentialLife Variable Universal Life
Farmers Variable Annuity
Farmers Variable Universal Life

DWS High Income VIP	Class A

Farmers EssentialLife Variable Universal Life
Farmers Variable Annuity
Farmers Variable Universal Life

DWS Money Market VIP	Class A

Farmers EssentialLife Variable Universal Life
Farmers Variable Annuity
Farmers Variable Universal Life

DWS Small Cap Growth VIP	Class A
Farmers Variable Annuity
Farmers Variable Universal Life